CONTACT:             James Fingeroth
                     Michael Freitag
                     Kekst and Company
                     (212) 593-2655


                              FOR IMMEDIATE RELEASE


                       LESLIE FAY EMERGES FROM CHAPTER 11

            -- LESLIE FAY AND SASSCO ARE NOW TWO SEPARATE COMPANIES;
             SASSCO IS EXPECTED TO BE RENAMED KASPER A.S.L., LTD. --


NEW YORK, NEW YORK, JUNE 4, 1997 -- The Leslie Fay Companies, Inc. today emerged from bankruptcy following a successful reorganization of its businesses. The company's plan of reorganization became effective today (June 4, 1997) at 5 P.M. EST.

Under the plan of reorganization, which was confirmed by the U.S. Bankruptcy Court for the Southern District of New York on April 21, 1997, Leslie Fay has been separated into two new companies -- The Leslie Fay Company, Inc. and Kasper A.S.L., Ltd. -- each of which will issue new equity in the near future. Equity in The Leslie Fay Companies, Inc. has been extinguished.


THE LESLIE FAY COMPANY, INC.

The Leslie Fay Company, Inc. manufactures and markets Leslie Fay dresses and sportswear. The company also owns the Leslie Fay, Outlander, and HUE brand names, as well as other brand names and trademarks. The company's revenues are expected to exceed $125 million during the current fiscal year.

The new Leslie Fay will distribute 3.4 million shares of equity to creditors as soon as practicable. This equity will initially trade over-the-counter in the "pink sheets." The company intends to seek a stock exchange listing at a later date.

The senior management of Leslie Fay includes John J. Pomerantz, Chairman and Chief Executive Officer; John Ward, President; Warren Wishart, Senior Vice President and Chief Financial Officer; Dominick Fellicetti, Senior Vice President, Manufacturing and Worldwide Sourcing; and Catherine Bandel, Senior Vice President, Sportswear.

Leslie Fay's corporate offices are located at 1412 Broadway in New York City, with administrative offices and distribution facilities in the Wilkes-Barre region of Pennsylvania. The company has a $30 million revolving credit facility from the CIT Group/Commercial Services.




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KASPER A.S.L., LTD.

The former Sassco Fashions division of The Leslie Fay Companies, Inc., is expected to be renamed Kasper A.S.L., Ltd. in the near future. Kasper manufactures and markets suits and dresses under the labels Kasper for A.S.L., LeSuit, b. bennett, and Albert Nipon; Kasper & Company sportswear; and Nina Charles knitwear. Kasper's revenues are expected to exceed $300 million during the current fiscal year.

Kasper will issue notes and distribute 6.8 million shares to creditors as soon as is practicable. The equity will initially trade over the counter in the "pink sheets." Kasper intends to seek a stock exchange listing at a later date.

The senior management of Kasper includes Arthur S. Levine, Chairman and Chief Executive Officer; Gregg I. Marks, President; Lester E. Schreiber, Chief Operating Officer; Dennis P. Kelly, Chief Financial Officer; Barbara Bennett, Executive Vice President; Leonard Feinberg, Vice President and President, Nina Charles Knitwear Division; and Peter Eng, Vice President, Textiles. Kasper's corporate offices are currently located at 1400 Broadway in New York City, with administrative offices and distribution facilities in Secaucus, New Jersey. The company has a $100 million revolving credit facility from a lending group led by BankBoston.

Arthur S. Levine, Chairman and CEO of Kasper, said: "I have no doubt that the newly independent Kasper company is well-positioned to maintain its prominence in the women's suit and career markets. I wish John Pomerantz and his associates well with the new Leslie Fay company."

Gregg R. Marks, President of Kasper, added: "As we go forward as an independent entity, we look forward to expanding into new areas to increase our presence in the apparel industry."

John Pomerantz, Chairman and CEO of Leslie Fay, said: "We are delighted that the reorganization of Leslie Fay has now been completed. As we enter Leslie Fay's 50th year, the energy and creativity of our people are outstanding -- and our customers are responding enthusiastically. We look forward to launching new merchandise lines and implementing other initiatives aimed at continuing to build our core dress and sportswear businesses.

"I know I speak for the entire Leslie Fay management team when I say that we are very grateful to all of our employees, customers and suppliers who supported the company during this difficult period. We are eager to demonstrate that their confidence in our future was deserved and that Leslie Fay is ready and willing to resume its leadership role in the women's apparel business. We also extend our best wishes to our colleagues at Kasper as they embark on their new venture."